UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 13, 2009

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15241 Barranca Parkway Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 727-3157

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 13, 2009, Cortex Pharmaceuticals, Inc. (the “Company”) implemented a reduction of approximately 50% of the Company’s workforce. The Company made the workforce reduction in an effort to reduce costs as it focuses its financial resources on the clinical development of certain of its AMPAKINE® compounds.

The Company estimates that during the first quarter of fiscal 2009, the workforce reduction will result in cash charges of approximately $0.125 million associated with employee termination benefits. The Company believes that this reduction in force will provide it with annual savings of approximately $2.0 million to $2.5 million.

A copy of the press release relating to the workforce reduction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On March 13, 2009, the Company’s Compensation Committee approved a retention bonus agreement (the “Retention Bonus Agreement”) for each of the Company’s executive officers and other key personnel to foster the continuous employment of such individuals.

Under the executed Retention Bonus Agreement, each executive officer will be entitled to receive a lump sum cash bonus (the “Bonus”) equal to six (6) months of the executive’s base salary in the event of a Change in Control, as defined in the Company’s 2006 Stock Incentive Plan, occurs and the executive remains continuously employed with the Company (or a successor to the Company, or, if applicable, the ultimate parent of any such successor, collectively referred to as the “Surviving Entity”) or any subsidiary thereof through the date occurring three (3) months post-Change of Control, or such shorter period as deemed necessary by the Surviving Entity (the “Payment Date”), to allow for an orderly transition of personnel and information and to allow for an appropriate integration process, as needed.

The Bonus shall be payable by the Surviving Entity on or as soon as practicable following the Payment Date, but no later than 15 days thereafter, and shall be determined without regard to any reduction of base salary applicable to Company executives subsequent to March 13, 2009 and prior to a Change in Control.

In the event that the executive officer’s employment is terminated by the Surviving Entity or a subsidiary thereof after a Change in Control and prior to the Payment Date, in certain circumstances where the termination is without cause or for good reason, the Bonus shall be payable by the Surviving Entity as soon as practicable following the date of termination of the executive officer’s employment (but no later than sixty (60) days thereafter), subject to the executive officer executing and not revoking a general release of all claims against the Surviving Entity in a form acceptable to the Surviving Entity within sixty (60) days following such termination of employment.

The foregoing description of the Retention Bonus Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Retention Bonus Agreement, a copy of which is attached hereto as Exhibit 10.113 and is incorporated herein by reference.

On March 19, 2009, the Company announced that the base salary for each of its executive officers will be reduced by 20%, effective March 23, 2009, in an effort to further preserve the Company’s capital resources. A copy of the press release relating to the salary reduction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None.

(b)	Pro Forma Financial Information: None.

(c)	Shell Company Transactions: None.

(d)	Exhibits.

Exhibit Number	Description

10.113	Form of Retention Bonus Agreement.

99.1	Press release of Cortex Pharmaceuticals, Inc. dated March 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORTEX PHARMACEUTICALS, INC.

Date: March 19, 2009	By:	/s/ Maria S. Messinger
Maria S. Messinger
Vice President, Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page No.

10.113	Form of Retention Bonus Agreement	6

99.1	Press release of Cortex Pharmaceuticals, Inc. dated March 19, 2009.	9